Exhibit 99.1

FOR IMMEDIATE RELEASE	For further information, call:
Timothy R. Horne - Sr. Vice President-Finance
Dover, Delaware, April 26, 2012	(302) 857-3292

DOVER DOWNS GAMING & ENTERTAINMENT, INC. REPORTS

RESULTS FOR THE FIRST QUARTER ENDED MARCH 31, 2012

Dover Downs Gaming & Entertainment, Inc. (NYSE: DDE) today reported results for the three months ended March 31, 2012.

Unseasonably mild winter weather and an extra day due to leap year contributed to an improved first quarter. The Company’s revenues for the first quarter of 2012 were $64,084,000 compared with $59,406,000 for the first quarter of 2011.  Gaming revenues increased 7.6% compared to the first quarter of last year.  Slot machine revenue improved approximately 6% compared to last year while table game revenue improved approximately 24%.

Gaming profits were also higher compared to the first quarter of last year as a result of the improved revenue and lower marketing and other costs.

Other operating revenues increased 10.6% from higher hotel, food and beverage revenues.  Occupancy levels in the Dover Downs Hotel were approximately 89% for the first quarter of 2012 compared with approximately 85% for the first quarter of 2011.

General and administrative expenses decreased $223,000 during the quarter primarily from the freezing of the Company’s defined benefit pension plan in July 2011.

Interest expense decreased $225,000 during the quarter compared to the first quarter of 2011 due to lower interest rates and lower outstanding borrowings.

Net earnings were $2,371,000, or $.07 per diluted share, compared with a loss of $38,000, or $.00 per diluted share for the first quarter of 2011.

Denis McGlynn, the Company’s President and Chief Executive Officer, stated:  “While we may be seeing a slightly more confident consumer, warm weather and a favorable calendar were clearly big contributors to our year-over-year improvement for the quarter.  Our investment in amenities has again allowed us to grow our market share during the quarter.  We still face competitive challenges later this year and we are focusing on continuing to provide unmatched service to our customers while operating as efficiently as possible.”

The Company announced yesterday that its Board of Directors declared a quarterly dividend of $.03 per share payable on June 10, 2012 to shareholders of record at the close of business on May 10, 2012.

* * *

This release contains or may contain forward-looking statements based on management’s beliefs and assumptions.  Such statements are subject to various risks and uncertainties that could cause results to vary materially.  Please refer to the Company’s SEC filings for a discussion of such factors.

Owned by Dover Downs Gaming & Entertainment, Inc. (NYSE: DDE), Dover Downs Hotel & Casino® is a premier gaming and entertainment resort destination in the Mid-Atlantic region. Gaming operations consist of approximately 2,500 slots and a full complement of table games including poker.  The AAA-rated Four Diamond hotel is Delaware’s largest with 500 luxurious rooms/suites and amenities including a full-service spa/salon, concert hall and 41,500 sq. ft. of multi-use event space.  Live, world-class harness racing is featured November through April, and horse racing is simulcast year-round.  Professional football parlay betting is accepted during the season.  Additional property amenities include multiple restaurants from fine dining to casual fare, bars/lounges and retail shops.  For more information, please visit www.doverdowns.com.

DOVER DOWNS GAMING & ENTERTAINMENT, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

In Thousands, Except Per Share Amounts

(Unaudited)

	Three Months Ended
	March 31,
	2012	2011
Revenues:
Gaming (1)	$58,474	$54,332
Other operating (2)	5,610	5,074
	64,084	59,406
Expenses:
Gaming	50,964	49,477
Other operating	3,900	3,873
General and administrative	1,556	1,779
Depreciation	2,680	3,144
	59,100	58,273

Operating earnings	4,984	1,133

Interest expense	586	811

Earnings before income taxes	4,398	322

Income taxes	2,027	360

Net earnings (loss)	$2,371	$(38)

Net earnings per common share:
- Basic	$0.07	$—
- Diluted	$0.07	$—

Weighted average shares outstanding:
- Basic	31,743	31,644
- Diluted	31,743	31,644

(1)

Gaming revenues from the Company’s slot machine and table game operations include the total win from such operations. The Delaware State Lottery Office collects the win and remits a portion thereof to the Company as its commission for acting as a Licensed Agent. The difference between total win and the amount remitted to the Company is reflected in gaming expenses.

(2)	Other operating revenues do not include the retail amount of promotional allowances which are provided to customers on a complimentary basis.

DOVER DOWNS GAMING & ENTERTAINMENT, INC.

CONSOLIDATED BALANCE SHEETS

In Thousands

(Unaudited)

	March 31,	December 31,
	2012	2011
ASSETS

Current assets:
Cash	$18,510	$18,634
Accounts receivable	3,753	3,982
Due from State of Delaware	3,607	9,440
Inventories	1,908	1,860
Prepaid expenses and other	3,606	3,659
Receivable from Dover Motorsports, Inc.	1	—
Deferred income taxes	1,361	1,317
Total current assets	32,746	38,892

Property and equipment, net	174,262	176,415
Other assets	857	877
Total assets	$207,865	$216,184

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Accounts payable	$3,870	$4,035
Purses due horsemen	3,701	9,004
Accrued liabilities	10,391	11,912
Payable to Dover Motorsports, Inc.	—	11
Income taxes payable	2,104	444
Deferred revenue	270	254
Total current liabilities	20,336	25,660

Revolving line of credit	64,500	69,000
Liability for pension benefits	5,380	5,570
Other liabilities	23	147
Deferred income taxes	3,528	3,301
Total liabilities	93,767	103,678

Stockholders’ equity:
Common stock	1,590	1,576
Class A common stock	1,660	1,660
Additional paid-in capital	3,558	3,464
Retained earnings	109,486	108,090
Accumulated other comprehensive loss	(2,196)	(2,284)
Total stockholders’ equity	114,098	112,506
Total liabilities and stockholders’ equity	$207,865	$216,184

DOVER DOWNS GAMING & ENTERTAINMENT, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

In Thousands

(Unaudited)

	Three Months Ended
	March 31,
	2012	2011

Operating activities:
Net earnings (loss)	$2,371	$(38)
Adjustments to reconcile net earnings (loss) to net cash provided by (used in) operating activities:
Depreciation	2,680	3,144
Amortization of credit facility origination fees	23	19
Stock-based compensation	215	291
Deferred income taxes	116	(402)
Changes in assets and liabilities:
Accounts receivable	229	220
Due from State of Delaware	5,833	7,838
Inventories	(48)	(180)
Prepaid expenses and other	66	(1,232)
Receivable from/payable to Dover Motorsports, Inc.	(12)	(9)
Accounts payable	(165)	1,058
Purses due horsemen	(5,303)	(7,564)
Accrued liabilities	(1,521)	(4,527)
Income taxes payable	1,661	762
Deferred revenue	16	(55)
Other liabilities	(176)	278
Net cash provided by (used in) operating activities	5,985	(397)

Investing activities:
Capital expenditures	(527)	(298)
Proceeds from sale of available-for-sale securities	—	21
Purchase of available-for-sale securities	—	(95)
Net cash used in investing activities	(527)	(372)

Financing activities:
Borrowings from revolving line of credit	4,230	39,125
Repayments of revolving line of credit	(8,730)	(40,575)
Dividends paid	(975)	(972)
Repurchase of common stock	(107)	(150)
Net cash used in financing activities	(5,582)	(2,572)

Net decrease in cash	(124)	(3,341)
Cash, beginning of period	18,634	18,819
Cash, end of period	$18,510	$15,478